Exhibit 10.3

December __, 2008

[Executive Name]

[Executive Address]

Dear ___:

Fulton Financial Corporation (the “Company”) and you are entering into this letter agreement in order to satisfy the Company’s commitment under Section 1.2(d)(iv)(A) of the Securities Purchase Agreement dated December ___, 2008 (the “SPA”) between the Company and United States Department of Treasury (“UST”).

This letter sets forth the agreement between you and the Company as to the amendment of the plans in which you participate, or are eligible to participate, and the agreements to which you are party that either (i) provide for incentive or bonus compensation based on the achievement of performance goals tied to or affected by the Company’s financial results (“Financial Performance Plans”) or (ii) provide for payments or benefits upon an “applicable severance from employment” within the meaning of the Emergency Economic Stabilization Act of 2008 (“EESA”) and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.

Effective as of the closing of the transactions contemplated by the SPA, you hereby agree that, solely to the extent required by the provisions of Section 111 of EESA applicable to participants in the Capital Purchase Program under EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008, during the period that Treasury holds a debt or equity position in the Company (a) you shall be ineligible to receive compensation under any Financial Performance Plan that the Executive Compensation Committee of the Board of Directors of the Company determines includes incentives for you to take unnecessary and excessive risks that threaten the value of the Company; (b) you shall be required to forfeit any bonus or incentive compensation paid to you during the period that Treasury holds a debt or equity position in the Company based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; and (c) the Company shall be prohibited from making to you, and you shall be ineligible to receive, any “golden parachute payment” in connection with your “applicable severance from employment,” in each case, within the meaning of Section 111 of EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.

Neither the provisions of this letter nor the provisions of that certain waiver that you entered into as required by Section 1.2(d)(v) of the SPA (the “Waiver”) are in any way intended to limit your compensation or benefits in any manner that is not required by Section 111 of EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008, and shall in no event be construed to do so, and neither this letter agreement nor the Waiver shall serve to limit your rights to compensation or benefits (or your ability to assert claims in respect thereof against the Company) under any plans, agreements or arrangements with the Company to the extent not prohibited by Section 111 of EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008. Except as otherwise specified herein, your compensation and benefits shall be unaffected by this letter agreement.

Sincerely,

By: _________________

Name: George R. Barr, Jr.

Title: EVP and General Counsel

Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

_________________________

Name: [Executive Name]

Date: December __, 2008